Exhibit (h)(8)(ii)

SCHEDULE A

BOFA FUNDS SERIES TRUST

EXPIRATION DATE: DECEMBER 31, 2014

(and for periods of January 1 to December 31 in each subsequent year, unless BoAA and/or BoAD modify the waivers and/or expense commitments, as set forth in Section 5 of the Agreement)

EXPENSE COMMITMENTS ESTABLISHED AT OVERALL FUND LEVEL

Fund	Fund Level Expense Cap*
BofA Government Reserves**	0.20%
BofA New York Tax-Exempt Reserves**	0.20%
BofA Tax-Exempt Reserves**	0.20%
BofA Government Plus Reserves***	0.20%
BofA California Tax-Exempt Reserves**	0.20%
BofA Cash Reserves**	0.20%
BofA Money Market Reserves**	0.20%
BofA Municipal Reserves**	0.20%
BofA Treasury Reserves**	0.20%
BofA Massachusetts Municipal Reserves***	0.20%
BofA Connecticut Municipal Reserves***	0.20%

*                           Waivers of BofA Advisors, LLC (“BoAA”) advisory and/or administration fees and/or other expense reimbursements will result in the listed Fund level expense commitments (excluding (i) those explicitly excluded from the definition of “Covered Expenses” in Section 4 of this Agreement; and (ii) taxes).  It is also understood that shareholder servicing fees, as referenced in Section 4 of this Agreement, include shareholder administration fees.

**                    BoAA is entitled to recover from the Fund any fees waived and/or expenses reimbursed for a three year period following the date of such fee waiver and/or reimbursement if such recovery does not cause the Fund’s total operating expenses to exceed the expense commitment then in effect.

***             BoAA is entitled to recover from the Fund any fees waived and/or expenses reimbursed for a three year period following the date of such fee waiver and/or reimbursement made on or after January 1, 2013 if such recovery does not cause the Fund’s total operating expenses to exceed the expense commitment then in effect.

MANAGEMENT FEE CAP*

Fund	Management Fee Cap
BofA California Tax-Exempt Reserves	0.19%
BofA Cash Reserves	0.19%
BofA Money Market Reserves	0.19%
BofA Municipal Reserves	0.19%
BofA Treasury Reserves	0.19%
BofA Massachusetts Municipal Reserves	0.19%
BofA Connecticut Municipal Reserves	0.19%
BofA Government Reserves	0.19%
BofA New York Tax-Exempt Reserves	0.19%
BofA Tax-Exempt Reserves	0.19%
BofA Government Plus Reserves	0.19%

*                           “Management Fees” are the fees payable under the investment advisory and administration agreements between the Company, on behalf of the Funds and BoAA.

CONTRACTUAL 12B-1 DISTRIBUTION FEE WAIVERS

Fund (Liquidity Class Shares)	12b-1 Distribution Fee Waivers*	Shareholder Servicing Fee Waivers*
BofA California Tax-Exempt Reserves	0.10%	0.10%
BofA Cash Reserves	0.10%	0.10%
BofA Money Market Reserves	0.10%	0.10%
BofA Municipal Reserves	0.10%	0.10%
BofA Treasury Reserves	0.10%	0.10%
BofA Government Reserves	0.10%	0.10%
BofA Tax-Exempt Reserves	0.10%	0.10%
BofA Government Plus Reserves	0.10%	0.10%

*                           BofA Distributors, Inc. (“BoAD”) waives its 12b-1 distribution fees and/or shareholder servicing fees to the extent necessary to achieve an aggregate waiver of 0.10%, therefore, to the extent that BoAD waives 12b-1 distribution fees and/or waives shareholder servicing fees, the total of such 12b-1 distribution and/or shareholder servicing fees will not exceed 0.15%.